EXHIBIT 99.1

Domino’s Pizza Announces Second Quarter 2003 Net Income Up Significantly

Also Completes Successful Recapitalization

ANN ARBOR, Michigan, July 29, 2003: Domino’s, Inc., the recognized world leader in pizza delivery, today announced strong earnings and system-wide sales for each of the second quarter and first two quarters ended June 15, 2003. Management attributed the Company’s positive results primarily to increases in worldwide store counts and international same store sales, as well as continued emphasis on controlling overhead costs and efficiencies in distribution operations.

Financial Highlights

(versus second quarter 2002)

•	Net income increased 62.3% to $17.5 million.

•	Earnings before interest, taxes, depreciation and amortization, calculated in the manner required by SFAS No. 131 and which we refer to throughout this document as EBITDA, increased 9.1% to a second quarter record of $45.5 million.

•	System-wide sales increased 4.0% to a second quarter record of $940.8 million.

•	Domestic stores same store sales decreased 0.3%; comprised of a domestic franchise same store sales increase of 0.1% and a domestic Company-owned same store sales decrease of 2.9%.

•	International same store sales increased 2.6%, on a constant dollar basis, marking the 38th consecutive quarter of international same store sales growth.

•	As of the end of the second quarter, there were 7,291 Domino’s Pizza stores in operation worldwide, a net increase of 195 stores since the end of the second quarter 2002.

Domino’s will hold a conference call to discuss second quarter results today at 11 a.m. (Eastern) at (888) 306-6182 (U.S./Canada) or (706) 634-4947 (international). A replay will be available through midnight (Eastern) August 12, 2003 by dialing (800) 642-1687 in the U.S. or Canada, or (706) 645-9291 (international), conference ID #1790830. A replay will also be available within 24 hours subsequent to the call on our website at, www.dominos.com.

Domino’s Chairman and Chief Executive Officer, David A. Brandon, said “I am proud of our accomplishments during the quarter. We achieved strong financial performance, driven by increases in our worldwide store growth and positive system-wide sales. These strong results were produced during a period of sales softness in our industry and category…and concurrent with a highly successful recapitalization transaction.”

Management cited the June 30, 2003 Nation’s Restaurant News Top 100 Report, in which Domino’s showed the largest increase in reported market share, and had the largest increase in U.S. system-wide sales of any of the top six pizza chains for the period ended December 2002.

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Page Two: Domino’s, Inc., Q203 Earnings Release

Financial Summaries

	Fiscal Quarter Ended			Two Fiscal Quarters Ended
(Dollars in millions)	June 15, 2003	June 16, 2002	% Change	June 15, 2003	June 16, 2002	% Change
System-wide sales *	$940.8	$904.3	4.0%	$1,917.1	$1,851.9	3.5%
Total revenues **	295.2	294.1	0.4	607.5	602.1	0.9
EBITDA ***	45.5	41.6	9.1	95.3	87.4	9.0
Income from operations	39.2	30.8	27.4	80.6	69.3	16.2
Net income	17.5	10.8	62.3	35.9	26.7	34.3

* System-wide sales most accurately represent total retail sales for our entire corporate and franchise system worldwide.

** Total revenues primarily include retail sales at our Company-owned stores, royalties from franchise stores, and related sales from our distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix while distribution revenues may vary significantly as a result of fluctuations in food prices, including cheese.

*** See EBITDA Reconciliation to GAAP Measure below.

System-wide Sales and Revenues:

The increases in second quarter and year-to-date system-wide sales were due primarily to increases in worldwide store counts and international same store sales; offset in part by decreases in domestic Company-owned same store sales.

The increases in second quarter and year-to-date total revenues were due primarily to increases in international revenues, offset in part by decreases in domestic Company-owned stores revenues. Additionally, year-to-date total revenues were positively impacted by an increase in domestic distribution revenues. The increases in international revenues were due in part to increases in same store sales and in the average number of international stores open during 2003. International constant dollar same store sales increased 2.6% and 3.5% for the second quarter and first two quarters of 2003, compared to the same periods in 2002. There were 2,429 international stores in operation as of the end of the second quarter, a 139 store net increase from the comparable period in 2002. The decreases in domestic Company-owned stores revenues were due primarily to decreases in same store sales. Domestic Company-owned same store sales decreased 2.9% and 4.3% for the second quarter and year-to-date periods in 2003.

The increase in year-to-date revenues from domestic distribution operations was a result of increases in volumes, offset in part by a market decrease in overall food prices, including cheese. The cheese block price averaged $1.12 per pound in the first two quarters of 2003, down $0.12 per pound from the comparable period in 2002.

Earnings:

The increases in second quarter and year-to-date EBITDA were due primarily to increases in system-wide sales and lower general and administrative expenses, including reductions in administrative labor. Additionally, year-to-date EBITDA was positively impacted by increases in distribution volumes as well as operating and purchasing efficiencies. These increases in EBITDA were offset in part by higher food costs at our Company-owned stores, despite lower cheese costs, due primarily to a change in product mix per order as a result of certain promotions and new product introductions.

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Page Three: Domino’s, Inc., Q203 Earnings Release

The increase in second quarter and year-to-date net income was due primarily to increases in EBITDA and reductions in our interest costs due to lower debt levels and more favorable interest rates. Additionally, during the second quarter of 2002, the Company expensed approximately $5.3 million of certain capitalized software costs.

Recapitalization Highlights

On June 25, 2003, Domino’s consummated a recapitalization transaction. The Company issued $403 million of senior subordinated notes due 2011 and borrowed $610 million under a $735 million senior credit facility. The Company used these proceeds from debt issuances along with cash from operations primarily to retire substantially all of our previously outstanding debt, redeem our parent company preferred stock, pay a dividend to our parent company stockholders and pay related transaction fees and expenses.

Brandon, who recently signed a new multi-year employment agreement with Domino’s, added: “The combination of outstanding unit economics, exceptional franchisees and an extraordinary group of proven, energized team members gives us the ability to achieve great results, even during challenging times. As the economy improves, we’re well positioned to continue to grow our Company and produce impressive results.”

EBITDA Reconciliation to GAAP Measure

EBITDA represents earnings before interest, taxes, depreciation, amortization, gains (losses) on sale/disposal of assets and other, and gain (loss) on debt extinguishments. Management uses EBITDA as a primary profit measure as management believes it provides a clear year-to-year comparison of the Company’s operating results. Furthermore, EBITDA information is provided as we use it extensively in internal management reporting to evaluate our business segments, we believe it assists the investing community in evaluating the operating performance of our company and it is a required disclosure under SFAS No. 131 relating to the profitability of our reportable segments as the Company evaluates the performance of its segments and allocates resources to them based on EBITDA. EBITDA should not be considered as an alternative to cash flows provided by operating activities as a measure of liquidity.

The following table reconciles EBITDA to consolidated net income (in thousands):

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 15, 2003	June 16, 2002	June 15, 2003	June 16, 2002
EBITDA	$45,452	$41,647	$95,283	$87,388
Depreciation and amortization	(6,587)	(6,671)	(13,325)	(13,823)
Gains (losses) on sale/disposal of assets and other	361	(3,473)	358	(3,303)
Loss on debt extinguishments	—	(704)	(1,743)	(916)
Interest expense, net	(10,928)	(13,644)	(23,158)	(26,945)
Provision for income taxes	(10,757)	(6,346)	(21,530)	(15,687)

Net income	$17,541	$10,809	$35,885	$26,714

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About Domino’s:

Founded in 1960, Domino’s Pizza operates a network of 7,291 Company-owned and franchised stores in the United States and more than 50 countries, and is the recognized leader in pizza delivery. Domino’s Pizza was named “Chain of the Year” for 2003 by Pizza

Today magazine, the leading publication of the pizza industry. More information on the Company, in English and Spanish, can be found on our web site at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations—Domino’s, Inc. 734.930.3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements contained in this release relating to our anticipated profitability and operating performance are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to Follow…

Page Five: Domino’s, Inc., Q203 Earnings Release

Domino’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 15, 2003	June 16, 2002	June 15, 2003	June 16, 2002
(In thousands)
Revenues:
Domestic Company-owned stores	$85,875	$88,482	$175,817	$178,388
Domestic franchise	32,349	32,037	66,753	66,596
Domestic distribution	154,632	154,721	322,068	320,466
International	22,360	18,822	42,830	36,668

Total revenues	295,216	294,062	607,468	602,118

Operating expenses:
Cost of sales	216,583	215,790	446,635	441,128
General and administrative	39,407	47,473	80,260	91,644

Total operating expenses	255,990	263,263	526,895	532,772

Income from operations	39,226	30,799	80,573	69,346
Interest expense, net	10,928	13,644	23,158	26,945

Income before provision for income taxes	28,298	17,155	57,415	42,401
Provision for income taxes	10,757	6,346	21,530	15,687

Net income	$17,541	$10,809	$35,885	$26,714

Page Six: Domino’s, Inc., Q203 Earnings Release

Domino’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 15, 2003 (Unaudited)	December 29, 2002 (Note)
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$51,746	$22,472
Accounts receivable	56,269	57,497
Inventories	20,539	21,832
Advertising fund assets, restricted	31,920	28,231
Other assets	19,237	16,880

Total current assets	179,711	146,912
Property, plant and equipment, net	119,534	120,547
Other assets	147,126	154,968

Total assets	$446,371	$422,427

Liabilities and stockholder’s deficit
Current liabilities:
Current portion of long-term debt	$3,761	$2,843
Accounts payable	45,123	46,131
Advertising fund liabilities	31,920	28,231
Other accrued liabilities	82,583	80,023

Total current liabilities	163,387	157,228
Long-term liabilities:
Long-term debt, less current portion	576,905	599,180
Other accrued liabilities	44,397	41,600

Total long-term liabilities	621,302	640,780
Stockholder’s deficit	(338,318)	(375,581)

Total liabilities and stockholder’s deficit	$446,371	$422,427

Note: The balance sheet at December 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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